Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-106654, No. 333-7366 and No. 33-25333 of Nortel Networks Corporation on Form S-8 of our report dated June 26, 2007 (June 26, 2008 as to Note 7) relating to the financial statement as of December 31, 2006 of the Nortel Networks Long-Term Investment Plan (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FSP AAG INV-1 and SOP 94-1-1) appearing in this Annual Report on Form 11-K of the Nortel Networks Long-Term Investment Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 26, 2008

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